                                                                    EXHIBIT 99.1








                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS,
                    AND MANAGEMENT'S DISCUSSION AND ANALYSIS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                     WITH REPORT OF INDEPENDENT ACCOUNTANTS

TABLE OF CONTENTS

                                                                                         Pages
Report of Independent Accountants                                                          1

Consolidated Financial Statements:

  Consolidated Balance Sheets                                                              2

  Consolidated Statements of Income                                                        3

  Consolidated Statements of Shareholders' Equity                                          4

  Consolidated Statements of Cash Flows                                                    5

  Notes to Consolidated Financial Statements                                             6-28

Management's Discussion and Analysis of Financial Condition and Results of Operations   30-48

REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders
American Bancshares, Inc. and Subsidiaries
Bradenton, Florida

We have audited the accompanying consolidated balance sheets of American Bancshares, Inc. and Subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Murdock Florida Bank which statements reflect total assets constituting 18% and 23%, respectively, and net income constituting 15% and 13% for the years ended December 31, 1997 and 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Murdock Florida Bank, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


Tampa, Florida
February 13, 1998, except for Note 24,
       as to which the date is March 23, 1998

AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996



                                     ASSETS                                   1997            1996
Cash and due from banks                                                   $  13,275,893    $  17,562,908
Federal funds sold                                                            5,120,000        6,000,000
Loans held for sale                                                          39,587,522       20,351,204
Investment securities available for sale (at aggregate fair value)           68,664,216       43,508,712
Loans receivable (net of allowance for loan losses and deferred loan
     fees/costs of $1,704,237 in 1997 and $1,173,463 in 1996)               213,405,033      175,264,438
Premises and equipment, net                                                   9,160,971        7,134,589
Other assets                                                                  4,687,692        3,808,477
                                                                          -------------    -------------

     Total assets                                                         $ 353,901,327    $ 273,630,328
                                                                          =============    =============


LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Deposits                                                                $ 302,745,776    $ 232,432,633
  Securities sold under agreements to repurchase                             17,528,493       10,112,986
  Federal Home Loan Bank advances                                             5,000,000        6,300,000
  Note payable                                                                  500,000                0
  Other liabilities                                                           2,047,748        1,280,802
                                                                          -------------    -------------

     Total liabilities                                                      327,822,017      250,126,421
                                                                          =============    =============

COMMITMENTS AND CONTINGENCIES (Note 14)

SHAREHOLDERS' EQUITY
  Common stock - $1.175 par value; 10,000,000 shares authorized;
     4,994,482 and 4,925,768 shares issued at December 31, 1997
     and 1996, respectively                                                   5,868,516        5,787,777
  Additional paid-in capital                                                 15,547,568       15,203,743
  Unrealized gain (loss) on investment securities available for sale, net of tax of $85,914 and $(56,145) at December 31, 1997 and 1996,
     respectively                                                               139,808          (90,951)
  Retained earnings                                                           4,523,418        2,603,338
                                                                          -------------    -------------

     Total shareholders' equity                                              26,079,310       23,503,907
                                                                          -------------    -------------

     Total liabilities and shareholders' equity                           $ 353,901,327    $ 273,630,328
                                                                          =============    =============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

AMERICAN BANCSHARES, INC. AND SUBSIDIARY
 CONSOLIDATED STATEMENTS OF INCOME
for the years ended December 31, 1997 and 1996



                                                                               1997             1996
Interest income:
  Interest and fees on loans                                              $  20,101,030    $  16,149,883
  Interest on federal funds sold                                                534,642          336,408
  Interest on investment securities                                           3,996,145        2,945,060
                                                                          -------------    -------------

     Total interest income                                                   24,631,817       19,431,351
                                                                          -------------    -------------

Interest expense:
  Deposits                                                                   11,905,370        9,474,587
  Borrowings                                                                  1,012,036          490,591
                                                                          -------------    -------------

     Total interest expense                                                  12,917,406        9,965,178
                                                                          -------------    -------------

     Net interest income                                                     11,714,411        9,466,173

Provision for loan losses                                                       921,000          514,654
                                                                          -------------    -------------

     Net interest income after provision for loan losses                     10,793,411        8,951,519
                                                                          -------------    -------------

Other income                                                                  4,155,646        2,148,059

Other expenses                                                               11,911,765        9,856,136
                                                                          -------------    -------------

     Income before income tax provision                                       3,037,292        1,243,442

Income tax provision                                                          1,117,212          460,953
                                                                          -------------    -------------

     Net income                                                           $   1,920,080    $     782,489
                                                                          =============    =============

Weighted average basic shares outstanding                                     4,988,318        4,637,565
                                                                          =============    =============

Weighted average diluted shares outstanding                                   5,019,484        4,692,093
                                                                          =============    =============

Earnings per share:
         Basic                                                            $        0.38    $        0.17
                                                                          =============    =============

         Diluted                                                          $        0.38    $        0.17
                                                                          =============    =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY for the years ended December 31, 1997 and 1996


                                                                                             Unrealized
                                                                                               Gains/
                                                                                             (Losses) on
                                  Common Stock                                               Investment
                           -----------------------                Additional                 Securities
                           Authorized  Outstanding                 Paid-In      Retained      Available
                             Shares       Shares     Par Value     Capital      Earnings    for Sale, Net       Total
                           ----------  -----------  ----------   -----------   ----------   -------------   ------------
Balance, January 1, 1996   10,000,000   3,325,094   $3,906,985   $ 8,725,149   $1,820,849     $ 179,486     $ 14,632,469

Exercise of warrants                0     163,695      192,342       789,828            0             0          982,170

Issuance of stock                   0   1,436,979    1,688,450     5,688,766            0             0        7,377,216

Change in net unrealized
  gain on investment
  securities available
  for sale                          0           0            0             0            0      (270,437)        (270,437)

Net income                          0           0            0             0      782,489             0          782,489
                           ----------   ---------   ----------   -----------   ----------     ---------     ------------

Balance, December 31,
  1996                     10,000,000   4,925,768    5,787,777    15,203,743    2,603,338       (90,951)      23,503,907

Exercise of warrants                0      61,595       72,374       297,196            0             0          369,570

Issuance of stock                   0       7,119        8,365        46,629            0             0           54,994

Change in net unrealized
  loss on investment
  securities available
  for sale                          0           0            0             0            0       230,759          230,759

Net income                          0           0            0             0    1,920,080             0        1,920,080
                           ----------   ---------   ----------   -----------   ----------     ---------     ------------

Balance, December 31,
  1997                     10,000,000   4,994,482   $5,868,516   $15,547,568   $4,523,418     $ 139,808     $ 26,079,310
                           ==========   =========   ==========   ===========   ==========     =========     ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 1997 and 1996



CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                                   $  1,920,080       $    782,489
                                                                                     ------------       ------------
        Adjustments to reconcile net income to net cash (used in) provided by operating activities:
                Deferred tax credit                                                      (199,194)          (420,411)
                Depreciation                                                              717,916            485,976
                Amortization of investment securities                                      18,479            120,064
                Provision for loan losses                                                 921,000            514,654
                Gain on sale of investment securities available for sale                 (139,820)          (106,826)
                Gain on sale of loans                                                    (296,991)          (190,624)
                Gain on sale of mortgage servicing rights                                (381,151)          (323,378)
                (Gain) loss on sale of other real estate owned                            (12,990)           336,000
                Origination of loans held for sale                                    (58,451,859)       (38,628,254)
                Proceeds from sales of loans held for sale                             44,112,636         38,158,995
                Increase in deferred loan costs                                            23,359            150,103
                Increase in other liabilities                                             766,946             71,011
                (Increase) decrease in other assets                                      (961,732)           681,988
                                                                                     ------------       ------------
                        Total adjustments                                             (13,883,401)           849,298
                                                                                     ------------       ------------
                        Net cash (used in) provided by operating activities           (11,963,321)         1,631,787
                                                                                     ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Net loans to customers                                                        (43,152,942)       (36,815,218)
        Purchases of bank premises and equipment                                       (2,744,298)        (3,332,104)
        Proceeds from sales of available for sale investment securities                17,997,969         33,501,321
        Proceeds from maturities of available for sale investment securities           14,178,000         12,337,437
        Purchases of available for sale investment securities                         (56,936,173)       (49,448,883)
        Recoveries on loans charged off                                                   100,536             49,486
                                                                                     ------------       ------------
                        Net cash used in investing activities                         (70,556,908)       (43,707,961)
                                                                                     ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
        Net increase in demand deposits, NOW, money market and savings accounts        36,468,555         28,231,180
        Net increase in time deposits                                                  33,844,588         17,474,549
        Net increase in securities sold under agreements to repurchase                  7,415,507            546,318
        Proceeds from advances from borrowings                                          4,800,000          3,900,000
        Repayments of advances from borrowings                                         (5,600,000)        (4,100,000)
        Proceeds from stock sale                                                          424,564          8,359,386
                                                                                     ------------       ------------
                        Net cash provided by financing activities                      77,353,214         54,411,433
                                                                                     ------------       ------------

Net increase (decrease) in cash and cash equivalents                                   (5,167,015)        12,335,259
Cash and cash equivalents at beginning of year                                         23,562,908         11,227,649
                                                                                     ------------       ------------
Cash and cash equivalents at end of year                                             $ 18,395,893       $ 23,562,908
                                                                                     ============       ============

DISCLOSURES
        Interest paid                                                                $ 12,710,683       $  9,787,428
                                                                                     ============       ============
        Income taxes paid                                                            $  1,415,233       $    910,500
                                                                                     ============       ============
        Reclassification of loans to foreclosed real estate                          $    160,000       $    518,000
                                                                                     ============       ============
        Loans originated for sale of foreclosed real estate                          $     95,000       $    570,000
                                                                                     ============       ============
        Unrealized appreciation on investment securities                             $    230,759       $   (270,437)
                                                                                     ============       ============



The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION:

         American Bancshares, Inc. (Holding Company) is a one-bank holding company, operated under the laws of the State of Florida. It has two wholly owned subsidiaries, which include a banking subsidiary, American Bank of Bradenton (Bank), a state-chartered bank; and Freedom Finance Company (Finance), a Florida Corporation. The Bank is a general commercial bank with all the rights, powers, and privileges granted and conferred by the Florida Banking Code. Finance was incorporated on March 26, 1997 and had no activity during 1997 other than a $100 capital contribution.



2.       Summary of Significant Accounting Policies:

         The accounting and reporting policies of the Holding Company and Subsidiaries conform to generally accepted accounting principles and general practice within the banking industry. Following is a description of the more significant of those policies:

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Holding Company and its wholly owned subsidiaries, American Bank of Bradenton and Freedom Finance Company, collectively referred to herein as the Company. All significant intercompany accounts and transactions have been eliminated.

         INVESTMENT SECURITIES AVAILABLE FOR SALE - Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale. Assets included in this category are those assets that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale are recorded at fair value. Both unrealized gains and losses on securities available for sale, net of taxes, are included as a separate component of shareholders' equity in the consolidated balance sheets until these gains or losses are realized. If a security has a decline in fair value that is other than temporary, then the security will be written down to its fair value by recording a loss in the consolidated statements of operations.

         Gains or losses on the disposition of investment securities are recognized using the specific identification method.

         LOANS - Loans are carried at the principal amount outstanding, net of deferred loan fees and/or origination costs. Interest is accrued on a simple-interest basis. Loans are charged to the allowance for loan losses at such time as management considers them uncollectible in the normal course of business. Accrual of interest is discontinued on a loan, including impaired loans, when management believes, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that collection of interest is doubtful. Classification of a loan as nonaccrual is not necessarily indicative of a potential loss of principal.

         ALLOWANCE FOR LOAN LOSSES - The Company adheres to an internal asset review system and allowance for loan losses methodology designated to provide for the detection of problem assets and to provide an adequate general valuation allowance to cover loan losses. A provision for loan losses is charged to operations based on management's evaluation of potential losses in the loan portfolio. The provision is based on an analysis of the loan portfolio, economic conditions, historical loan loss experience, changes in the nature and volume of the loan portfolios and management's assessment of the inherent risk in the portfolio in relation to the level of the allowance for loan losses. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions differ from the assumptions used in preparing the evaluation. The Company also establishes provisions on a specific loan basis when an identified problem becomes known. Ultimate losses may vary from the current estimates and any adjustments, as they become necessary, are reported in earnings in the periods in which they become known.

         When a loan or portion of a loan, including an impaired loan, is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance, and subsequent recoveries, if any, are credited to the allowance.

         INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS - Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

         Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

         While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

         LOANS HELD FOR SALE - Mortgage loans originated or purchased and intended for sale in the secondary market are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis. Net unrealized losses, if any, are recognized in a valuation allowance by charges to earnings. Gains and losses resulting from the sales of these loans are recognized in the period the sale occurs. Mortgage loan servicing fees are earned concurrently with the receipt of the related mortgage payments.

         MORTGAGE SERVICING RIGHTS - The Company recognizes an asset for rights to service mortgage loans for others. Management periodically assesses its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The value of mortgage servicing rights related to loans sold was $145,000 and $226,000 at December 31, 1997 and 1996, respectively. The Company had no valuation allowance for capitalized mortgage servicing rights at December 31, 1997 and 1996.

         LOAN FEES - Loan origination fees and certain direct loan origination costs are deferred and amortized as a yield adjustment, using a method which approximates the interest method, over the contractual lives of the loans. The net of deferred origination fees and deferred origination costs is presented as an adjustment of loans receivable in the accompanying balance sheets.

         The Company purchases consumer loans from local auto dealers which are collateralized by automobiles. In conjunction with this program, the Company pays a premium represented by the present value differential of the yield required by the Company and the underlying loan interest rate. The premium paid is amortized as a yield adjustment, using the interest method, over the contractual lives of the loans. If the loan prepays, the Company has recourse against the auto dealer for any unamortized premiums. At December 31, 1997 and 1996, the unamortized premiums totaled $448,934 and $459,541, respectively.

         OTHER REAL ESTATE OWNED - Other real estate owned includes properties acquired through foreclosure or acceptance of deeds in lieu of foreclosure. These properties are recorded on the date acquired at the lower of fair value minus estimated costs to sell or the recorded investment in the related loan. If the fair value minus estimated costs to sell the property acquired is less than the recorded investment in the related loan, the resulting loss is charged to the allowance for loan losses. The resulting carrying value established at the date of foreclosure becomes the new cost basis for subsequent accounting. After foreclosure, if the fair value minus estimated costs to sell the property becomes less than its cost, the deficiency is charged to the valuation allowance on other real estate owned or charged directly to the asset. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property for sale are charged to expense. Gains and losses on the disposition of other real estate owned are reflected in operations as incurred. The Company had other real estate owned of $363,501 and $90,000 at December 31, 1997 and 1996, respectively.

         PREMISES AND EQUIPMENT - Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets. Maintenance, repairs and minor improvements are charged to operating expenses as incurred. Major improvements and betterments are capitalized. Upon retirement or other disposition of the assets, the applicable cost and accumulated depreciation are removed from the accounts and any gains or losses are included in operations.

         INCOME TAXES - The Company files consolidated income tax returns. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

         STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

         EARNINGS PER SHARE - In 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS No. 128), "Earnings Per Share." FAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts have been restated to conform to the FAS No. 128 requirements.

         Basic earnings per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding.

         Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming the exercise of stock options and warrants using the treasury stock method. Such adjustments to the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share. The diluted earnings per share is summarized as follows:

                                                                       1997           1996
                                                                    ---------      ---------
         Weighted average common shares outstanding                 4,988,318      4,637,565
         Weighted average common shares equivalents                    31,166         54,528
                                                                    ---------      ---------
         Shares used in diluted earnings per share calculation      5,019,484      4,692,093
                                                                    =========      =========

         RECLASSIFICATIONS - Certain amounts in the 1996 financial statements have been reclassified to conform with the current year presentation. Such reclassification had no impact on total assets, equity, net income or total cash flow balances previously reported.

3.       INVESTMENT SECURITIES AVAILABLE FOR SALE:

         The amortized costs and approximate fair value of investment securities available for sale at December 31, 1997 are summarized as follows:

                                                                                1997
                                                       ---------------------------------------------------------
                                                                          GROSS        GROSS
                                                        AMORTIZED      UNREALIZED    UNREALIZED      APPROXIMATE
                                                           COST           GAINS        LOSSES        FAIR VALUE
                                                       -----------     ----------    ----------      -----------
         AVAILABLE FOR SALE:
                 U.S. Treasury Securities              $ 4,057,278      $    358      $(19,046)      $ 4,038,590
                 U.S. Government agencies               55,764,939       125,844       (43,127)       55,847,656
                 State and municipals                    1,117,877        45,693             0         1,163,570
                                                       -----------      --------      --------       -----------
                         Total debt securities          60,940,094       171,895       (62,173)       61,049,816
                                                       -----------      --------      --------       -----------
                 FHLB stock                              1,709,400             0             0         1,709,400
                 Mortgage-backed securities              5,789,000       129,000       (13,000)        5,905,000
                                                       -----------      --------      --------       -----------
                         Total available for sale      $68,438,494      $300,895      $(75,173)      $68,664,216
                                                       ===========      ========      ========       ===========

                                                                                 1996
                                                       ----------------------------------------------------------
                                                                         GROSS         GROSS
                                                        AMORTIZED      UNREALIZED    UNREALIZED       APPROXIMATE
                                                           COST          GAINS         LOSSES         FAIR VALUE
                                                       -----------     ----------    -----------      -----------
         AVAILABLE FOR SALE:
                 U.S. Treasury Securities              $ 7,562,521      $ 24,193      $(162,264)      $ 7,424,450
                 U.S. Government agencies               22,202,152             0       (122,400)       22,079,752
                 State and municipals                    1,020,639        15,000         (1,258)        1,034,381
                                                       -----------      --------      ---------       -----------
                         Total debt securities          30,785,312        39,193       (285,922)       30,538,583
                                                       -----------      --------      ---------       -----------
                 FHLB stock                              1,075,100             0              0         1,075,100
                 Mortgage-backed securities             11,803,396       144,951        (53,318)       11,895,029
                                                       -----------      --------      ---------       -----------
                         Total available for sale      $43,663,808      $184,144      $(339,240)      $43,508,712
                                                       ===========      ========      =========       ===========


         The FHLB stock is a restricted investment that is required by the FHLB to be maintained by the Company.

         The amortized cost and approximate fair value of investments at December 31, 1997, by scheduled maturity, are shown below. Scheduled maturities may differ from actual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Amortized       Approximate
                                                         Cost         Fair Value
                                                     -----------      -----------
         Due in one year or less                     $ 2,604,528      $ 2,599,170
         Due after one year through five years        20,632,650       20,618,685
         Due after five years through ten years       35,598,916       35,723,107
         Due after ten years                           2,104,000        2,108,854
                                                     -----------      -----------
             Total debt securities                    60,940,094       61,049,816

         FHLB stock                                    1,709,400        1,709,400
                                                     -----------      -----------
         Mortgage-backed securities                    5,789,000        5,905,000
                                                     -----------      -----------
                                                     $68,438,494      $68,664,216
                                                     ===========      ===========

         Proceeds from the sale of investment securities available for sale during the years ended December 31, 1997 and 1996 was $17,997,969 and $33,501,321, respectively. Gross gains of $148,259 and $159,526 were realized on these sales for the years ended December 31, 1997 and 1996, respectively. Gross losses of $8,439 and $52,700 were realized on these sales for the years ended December 31, 1997 and 1996, respectively.

         At December 31, 1997, the Company had pledged securities with a carrying value of approximately $3,788,000 and market value of approximately $3,827,000 to the State of Florida for public fund deposits. The current value of pledged securities is adequate to meet the pledging requirements.

4.       LOANS RECEIVABLE, NET:

         The Company's loan portfolio consisted of the following at December 31:

                                                                              1997               1996
                                                                          ------------       ------------
         Residential mortgage loans, substantially all single-family      $ 54,243,596       $ 49,575,342
         Commercial and commercial real estate loans                       112,038,918         82,171,560
         Consumer loans                                                     48,826,756         44,690,999
                                                                          ------------       ------------
                                                                           215,109,270        176,437,901

         Less allowance for loan losses                                     (2,311,415)        (1,761,000)
         Net deferred costs                                                    607,178            587,537
                                                                          ------------       ------------
                 Loans, net                                               $213,405,033       $175,264,438
                                                                          ============       ============

         The Company grants and purchases real estate, commercial and consumer loans throughout Florida, with a majority in the Sarasota and Manatee County area. Although the Company has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent primarily upon the economy of Sarasota and Manatee Counties, Florida and general economic conditions.

         A summary of activity in the allowance for loan losses follows:

                                                            1997             1996
                                                         ----------       ----------
         Balance at beginning of year                    $1,761,000       $1,609,000
         Provision charged to income                        921,000          514,654
         Recoveries on loans previously charged off         100,535           49,486
         Loans charged off                                 (471,120)        (412,140)
                                                         ----------       ----------

         Balance at end of year                          $2,311,415       $1,761,000
                                                         ==========       ==========

         In management's opinion, the allowance is adequate to reflect the risk in the loan portfolio.

         At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized totaled approximately $662,000 and $1,478,000, respectively. The total allowance for loan losses related to these loans was approximately $246,000 and $331,000 at December 31, 1997 and 1996, respectively. Interest income on impaired loans of approximately $48,500 and $87,000 was recognized for cash payments received in 1997 and 1996, respectively. For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was $312,000 and $1,139,000.

         At December 31, 1997 and 1996, the Company had approximately $986,000 and $1,134,000 in nonaccrual loans, respectively. For the years ended December 31, 1997 and 1996, the amount of interest income not recorded related to nonaccrual loans was approximately $42,000 and $60,000, respectively. At December 31, 1997 and 1996, there were no accruing loans that were 90 days or more past due.

         LOANS TO OFFICERS AND DIRECTORS - In the course of its business, the Company has granted loans to executive officers, directors and principal shareholders of the Company and to entities to which they are related. Following is a summary of the amount of loans in which the aggregate of the loans exceeded $60,000 during the year:

                                               1997
                                           -----------
         Balance at beginning of year      $ 6,892,406
         New loans                           2,164,334
         Repayments on loans                (2,597,223)
                                           -----------
         Balance at end of year            $ 6,459,517
                                           ===========

5.       PREMISES AND EQUIPMENT:

         A summary of premises and equipment at December 31, 1997 and 1996 is as follows:

                                                     1997              1996
                                                 -----------       -----------
         Land                                    $ 2,802,264         2,792,263




         Building and improvements                 5,405,441         3,290,277
         Furniture, fixtures, and equipment        4,034,019         3,618,909
                                                 -----------       -----------
                                                  12,241,724         9,701,449
         Less accumulated depreciation            (3,080,753)       (2,566,860)
                                                 -----------       -----------
                                                 $ 9,160,971       $ 7,134,589
                                                 ===========       ===========

         Depreciation expense totaled $717,916 and $485,976 for the years ended December 31, 1997 and 1996, respectively.

         The Company leases facilities and certain equipment under operating leases with noncancelable terms. Rent expense amounted to $145,000 for the year ended December 31, 1997. Operating lease commitments at December 31, 1997 were $145,000, $145,000 and $84,000 for 1998, 1999, and 2000, respectively.

6.       LOAN SERVICING:

         Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $10,998,000 and $19,782,000 at December 31, 1997 and 1996, respectively.

         Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were $40,653 and $34,675 at December 31, 1997 and 1996, respectively.

         Mortgage servicing rights of $187,889 and $254,783 were capitalized in 1997 and 1996, respectively. Amortization of mortgage servicing rights was $25,927 and $28,901 during 1997 and 1996, respectively. The value of mortgage servicing rights sold was $243,100 and $0 for 1997 and 1996, respectively. At December 31, 1997 and 1996, the capitalized mortgage servicing rights totaled $144,744 and $225,882, respectively, which approximated fair value.

7.       DEPOSITS:

         Deposits consisted of the following at December 31:

                                          1997             1996
                                     ------------      -----------
         Demand                      $ 44,119,577       29,763,696
         NOW                           24,390,090       20,546,210
         Money market                  61,997,868       45,463,356
         Savings                       13,258,135       11,523,853
                                     ------------      -----------
                                      143,765,670      107,297,115
                                     ------------      -----------
         Certificate accounts:
                 Under $100,000       111,339,006       90,512,837
                 Over $100,000         34,838,121       23,361,471
                 IRAs                  12,802,979       11,261,210
                                     ------------      -----------
                                      158,980,106      125,135,518
                                     ------------      -----------
                                     $302,745,776      232,432,633
                                     ============      ===========

         The aggregate amount of certificates of deposit of $100,000 or more at December 31, 1997 and 1996 was approximately $36,170,000 and $24,682,000, respectively.

         A summary of certificate accounts at December 31, 1997 by year of scheduled maturity follows:

                                                           1997              1996
                                                       ------------      ------------
         Due within one year                           $ 86,347,105        54,378,388





         Due after one year through two years            34,662,004        18,454,878
         Due after two years through three years         13,486,909        20,754,335
         Due after three years through four years        19,389,187        12,087,533
         Due after four years                             5,094,901        19,460,384
                                                       ------------      ------------
                                                       $158,980,106      $125,135,518
                                                       ============      ============

         Interest expense on deposit accounts is summarized as follows:

                                                                             1997            1996
                                                                         -----------      ----------
         Interest on NOW accounts and money market deposit accounts      $ 3,206,096      $2,087,059
         Interest on savings accounts                                        304,375         312,249
         Interest on certificate accounts                                  8,394,899       7,075,279
                                                                         -----------      ----------
                                                                         $11,905,370      $9,474,587
                                                                         ===========      ==========

8.       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

         The Company enters into sales of securities under agreements to repurchase. Repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities sold under repurchase agreements remain in the custody of a third-party trustee. The Company may have sold, loaned, or otherwise disposed of such securities in the normal course of its operations and has agreed to maintain substantially identical securities during the agreements. The agreements mature within 30 days.

         Information related to the Company's securities sold under repurchase agreements (including accrued interest) at December 31, 1997 and 1996 is presented below, segregated by the type of securities sold and by due date of the agreement:

                                                                                 1997              1996
                                                                              -----------       -----------
         Average balance during the year                                      $14,375,332       $ 9,660,214
         Average interest rate during the year                                       4.54%             4.08%
         Maximum month-end balance during the year                            $21,589,255       $10,557,098
         U.S. Treasury securities underlying the agreements at year-end:
                 Carrying value                                               $19,284,514       $11,242,138
                 Fair value                                                    19,332,128        11,153,493

9.       FEDERAL HOME LOAN BANK ADVANCES:

         Each Federal Home Loan Bank (FHLB) is authorized to make advances to its member associations, subject to such regulations and limitations as the FHLB may prescribe. The Bank's borrowings from the FHLB of Atlanta at December 31, 1997 and 1996 were $5,000,000 and $6,300,000 at 6.31%
         and 6.95%, respectively, with the December 31,1997 balance maturing in October 1998.

         The FHLB requires that the Bank maintain qualifying mortgages as collateral and all of its FHLB stock as collateral for its advances. As of December 31, 1997, the Bank has a credit availability of $20,000,000.

         Uncollateralized Federal Fund lines amounting to $3.4 million at December 31, 1997 were maintained with various banks with rates which are at or below prime rate. The lines and their terms are periodically reviewed and are generally subject to withdrawal at the discretion of the banks. No borrowings on these agreements were outstanding at December 31, 1997 and 1996, respectively.

10.      NOTE PAYABLE:

         In 1997, the Company entered into a Loan Agreement with a national banking association for a $5 million revolving line of credit facility. The agreement requires the proceeds of the new credit facility to be used for the acquisition of real estate to be used for the development of the Company's corporate headquarters, an operations center, and bank branches. The credit facility is collateralized by the shares of the Bank. The agreement requires the Company to meet certain covenants and restricts the payment of dividends, which have been met. Interest on the revolving credit facility is calculated quarterly on either one- or three-month LIBOR plus 175 basis points (7.74% at December 31, 1997). After two years, the loan converts into a ten-year term note with a five-year balloon payment. The total amount of unused revolving credit available to the Company at December 31, 1997 was $4.5 million.

11.      INCOME TAXES:

         The Company's provision for income taxes consisted of the following for the years ended December 31:

                           1997             1996
                        ----------        ---------
         Current:
           Federal      $1,239,812        $ 534,953
           State            76,600           29,200
                        ----------        ---------
                         1,316,412          564,153
                        ----------        ---------
         Deferred:
           Federal        (184,000)         (90,500)
           State           (15,200)         (12,700)
                        ----------        ---------
                          (199,200)        (103,200)
                        ----------        ---------
                        $1,117,212        $ 460,953
                        ==========        =========

11.      INCOME TAXES. CONTINUED:

         Deferred income taxes consisted of the following for the years ended December 31:

                                                 1997            1996
         Provision for loan losses            $(163,000)      $ 134,300
         Cash to accrual adjustment             (58,000)         57,900
         Merger expense                        (128,000)              0
         Net operating loss carryforward        219,000        (219,000)
         Other                                  (69,200)        (76,400)
                                              ---------       ---------
                                              $(199,200)      $(103,200)
                                              =========       =========

         Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. In general, these temporary differences are more inclusive than timing differences recognized under previously applicable accounting principles. The items which comprise a significant portion of deferred tax assets and liabilities at December 31 are as follows:

                                                        1997            1996
                                                     ---------       ---------
         Deferred tax assets:
            Book over tax bad debts                  $ 657,400       $ 494,400
            Market value of loans held for sale        105,800         101,000
            Merger expense                             128,000               0
            Net operating loss carryforward                  0         219,000
            Other                                       31,400          15,200
                                                     ---------       ---------
               Deferred tax assets                     922,600         829,600
                                                     ---------       ---------
         Deferred tax liabilities:
            Loan origination fees                      (71,200)        (49,700)
            Cash to accrual adjustment                 (57,900)       (116,800)
            Other                                            0         (63,900)
                                                     ---------       ---------
               Deferred tax liabilities               (129,100)       (230,400)
                                                     ---------       ---------
               Net deferred tax asset                $ 793,500       $ 599,200
                                                     =========       =========

         The Company's effective income tax rates of 37% for the years ended December 31, 1997 and 1996 vary from the statutory federal income tax rate of 34% due primarily to state income taxes of 5.5% net of federal tax benefits.

12.      OTHER INCOME:

         Other income consisted of the following for the years ended December
         31:

                                                                    1997            1996
                                                                 ----------      ----------
         Service charges on deposit accounts                     $1,812,104      $1,192,258
         Broker loan fees                                           327,512          32,807
         Net gains on sales of investment securities                139,820         106,826
         Net gains on sales of loans held for sale                  296,991         190,624
         Net gain (loss) on sale of other real estate owned          12,990        (336,000)
         Merchant fees on credit cards                              479,048         262,061
         Late fees                                                  171,301         127,486
         Net gain on sales of servicing rights                      573,289         323,377
         Other                                                      342,591         248,620
                                                                 ----------      ----------
                                                                 $4,155,646      $2,148,059
                                                                 ==========      ==========

13.      OTHER EXPENSES:

         Other expenses consisted of the following for the years ended December 31:

                                                    1997            1996
                                                -----------      ----------
         Compensation and related benefits      $ 5,181,275       4,361,130



         Occupancy and equipment                  1,627,498       1,183,960
         SAIF assessment                                  0         348,000
         FDIC insurance                              81,831         148,181
         Data processing                            916,891         925,140
         Advertising and promotion                  307,154         350,507
         Printing supplies and postage              433,705         322,445
         Directors fees and expenses                156,680         123,952
         Professional fees                          533,606         243,934
         ATM and credit card fees                   631,077         205,681
         Foreclosed real estate expense              29,000         223,000
         Intangible taxes                           156,767         126,235
         Other                                    1,856,281       1,293,971
                                                -----------      ----------
                                                $11,911,765      $9,856,136
                                                ===========      ==========

         Loan origination costs of approximately $686,000 and $380,000 in 1997 and 1996, respectively, have been offset against compensation and related benefits.

14.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and credit cards. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company has no financial instruments with off-balance-sheet risk that are held for trading purposes.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of the instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. As of December 31, 1997 and 1996 financial instruments with off-balance-sheet risk were as follows:

         Contractual or Notional Amounts       1997            1996
         -------------------------------   -----------      -----------
         Commitments to extend credit      $56,598,000      $29,395,000


         Standby letters of credit         $   537,000      $   498,000
         Credit cards                      $ 4,742,000      $ 4,258,000

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The guarantees are short-term, expiring in 1997.

15.      EMPLOYEE BENEFIT AND STOCK OPTION PLANS:

         The Company has a qualified plans under Section 401(k) of the Internal Revenue Code (Plans) for all employees meeting certain eligibility requirements. The Plans allow participants to make annual contributions equal to 15% or less of the participant's compensation up to a maximum allowed by Internal Revenue Service regulation. The Company may match a percentage of the participant's contributions. Plan contributions by the Company for the year ended December 31, 1997 and 1996 was approximately $28,100 and $18,300, respectively.

         The Company has a qualified Incentive Stock Option plan (Incentive
         Plan) and a Non-qualified Share Option Plan for non-employee directors (Non-qualified Plan) under which the Company may grant options for up to 150,000 and 75,000 shares of common stock, respectively. Under the Plans, the exercise price of each option equals the market price of the Company's stock on the date of grant. Options are granted upon approval of the Board of Directors and vest 33% per year for three years and are exercisable over 10 years from the date of the grant.

         The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts of $1,890,680 and $774,489 net income and earnings per share of .38 and .17 for the years ended December 31, 1997 and 1996, respectively.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997; dividend yield of 0% in each period, as there has been no regular dividend payment history, expected stock price volatility of 0%, risk-free interest rates of 6.35%; and expected lives of four years.

         A summary of the status of the Company's Plan as of December 31, 1997 and 1996, respectively, and changes during the years ending on those dates is presented below:

                                                         1997                      1996
                                               ------------------------   ------------------------
                                                           Weighted                   Weighted
                                                            Average                    Average
                                               Shares    Exercise Price   Shares    Exercise Price
                                               ------    --------------   ------    --------------
         Outstanding at beginning of year      28,800        $5.24        24,000        $5.25
         Granted                               34,800         7.93         4,800         5.17
         Exercised
         Forfeited
                                               ------                     ------
         Outstanding at end of year            63,600         6.71        28,800         5.24
                                               ======                     ======
         Options exercisable at year-end       33,600                     28,800
                                               ======                     ======

         The following table summarizes information about the Plan's stock options at December 31, 1997:

                                            Options Outstanding                           Options Exercisable
                             ---------------------------------------------------    -------------------------------
                                Number       Weighted-Average        Weighted         Number            Weighted
           Range of          Outstanding        Remaining            Average        Exercisable         Average
        Exercise Prices      at 12/31/97     Contractual Life     Exercise Price    at 12/31/97      Exercise Price
        ---------------      -----------     ----------------     --------------    -----------      --------------
        $5.50 - $  8.50         63,600            years                $6.71                              $5.23
                                ======                                 =====                              =====

16.      SHAREHOLDERS' EQUITY:

         The Company's current policy is to retain all earnings to fund operations. Future dividend payments will be at the discretion of the Board of Directors of the Company and will be dependent upon several factors, including State and Federal banking regulations that impose limitations on such payments.

         In February 1996, the Company completed a public offering of 1,250,000 shares of common stock at $6.00 per share (the Offering). Subsequent to the Offering, an additional 187,500 shares of common stock were issued as part of the over-allotment amount. The net proceeds of the Offering, after deducting applicable issuance costs and expenses, were approximately $7,377,000.

         In January 1997, the Company acquired the net assets of Deschamps & Gregory Mortgage Company, Inc., a mortgage brokerage company, for approximately $55,000. The Company issued 7,119 shares of common stock in connection with the acquisition. The Company accounted for the acquisition using the purchase method of accounting.

         The following table summarizes the activity of the Company's issued and outstanding warrants and their corresponding exercise prices:

                                                   1992 Warrants                    1994 Warrants
                                           ---------------------------       ---------------------------
                                             Warrants         Exercise         Warrants         Exercise
                                           Outstanding         Price         Outstanding         Price
                                           ---------------------------       ---------------------------
         Balance, January 1, 1996             18,594           $4.00           227,224           $6.00
         Warrants exercised                       --            0.00          (163,695)           6.00
                                           ---------                         ---------
         Balance, December 31, 1996           18,594            4.00            63,529            6.00
         Options issued                           --            0.00                --              --
         Warrants expired                    (18,594)           0.00            (1,934)           6.00
         Warrants exercised                       --            0.00           (61,595)           6.00
                                           ---------------------------       ---------------------------
         Balance, December 31, 1997                0           $4.00                 0           $6.00
                                           =========                         =========

17.      DIVIDEND RESTRICTIONS:

         State banking regulations limit the amount of dividends that may be paid by the Bank to its Parent without prior approval of regulatory agencies. The amount of dividends that may be paid is based on the net profits of the current year combined with retained net profits of the preceding two years as defined by state banking regulations. At December 31, 1997, approximately $3,720,000 are available for payment of dividends without prior regulatory approval.

18.      FAIR VALUES OF FINANCIAL INSTRUMENTS:

         Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value is defined as the price at which a financial instrument could be liquidated in an orderly manner over a reasonable time period under present market conditions. Fair values estimates, methods and assumptions are set forth below for the Company's financial instruments.

         CASH AND DUE FROM BANK - For cash and due from banks, the carrying amount is a reasonable estimate of fair value.

         INVESTMENTS AND MORTGAGE-BACKED SECURITIES - The fair value of investments and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

         LOANS RECEIVABLE - The estimated fair value of the Company's fixed rate loans was calculated by discounting contractual cash flows adjusted for current prepayment estimates. The discount rates were based on the interest rate charged to current customers for comparable loans. The Company's adjustable rate loans reprice frequently at current market rates. Therefore, the fair value of these loans has been estimated to be approximately equal to their carrying amount.

         The impact of delinquent loans on the estimation of the fair values described above is not considered to have a material effect and, accordingly, delinquent loans have been disregarded in the valuation methodologies used.

         DEPOSIT LIABILITIES - The fair value of deposits with no stated maturity, such as demand, NOW, money market and savings is equal to the amount payable on demand as of December 31, 1996. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

         SECURITIES SOLD UNDER REPURCHASE AGREEMENTS - The repurchase agreements outstanding at December 31, 1997 mature within 30 days. The estimated fair value of these agreements approximates the carrying value.

         FHLB ADVANCES AND NOTE PAYABLE - Cash flow from fixed-rate borrowings are discounted at a spread to the zero Treasury curve which equates to the LIBOR yield. The note payable's interest rate reprices quarterly. The estimated fair value approximates the carrying value.

         COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

         The estimated fair values of the Company's financial instruments are as follows:

                                                                                       (In Thousands)
                                                                  ---------------------------------------------------------
                                                                            1997                            1996
                                                                  -------------------------       -------------------------
                                                                  Carrying                        Carrying
                                                                   Amount        Fair Value        Amount        Fair Value
                                                                  --------       ----------       --------       ----------
         Financial assets:
            Cash and due from bank                                $ 13,276        $ 13,276        $ 17,563        $ 17,563
            Federal funds sold                                       5,120           5,120           6,000           6,000
            Loans held for sale                                     39,588          39,747          20,351          20,414
            Investment securities available for sale                68,664          68,664          43,509          43,509
            Loans receivable, net                                  213,405         218,927         175,264         175,441
         Financial liabilities:
            Deposits                                               302,746         303,586         232,433         234,291
            Securities sold under agreements to repurchase          17,528          17,528          10,113          10,113
            FHLB advances                                            5,000           5,000           6,300           6,300
            Note payable                                               500             500               0               0

                                                   Contract                   Contract
                                                    Amount     Fair Value      Amount     Fair Value
                                                   --------    ----------     --------    ----------
         Unrecognized financial instruments:
             Loan commitments                       $56,598        $80        $29,395        $41
             Standby letters of credit                  537          0            498          0
             Credit cards                             4,742          0          4,258          0

         LIMITATIONS - The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument. Quoted market prices, when available, are used as the measure of fair value. When quoted market prices are not available, fair value estimates have been based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are inherently subjective, involving uncertainties and matters of significant judgment, and, therefore, may not be indicative of the value that could be realized in a current market exchange. Changes in assumptions could significantly affect the estimates.

         The value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses for investments and mortgage-backed securities can have a significant effect on fair value estimates and have not been considered in many of the estimates.

19.      RISKS AND UNCERTAINTIES:

         The earnings of the Company depend on the earnings of the Bank. The Bank is dependent primarily upon the level of net interest income, which is the difference between interest earned on its interest earning assets, such as loans and investments and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Bank are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment.

         Most of the Bank's lending activity is with customers located within Sarasota and Manatee counties. Generally, the loans are collateralized by real estate consisting of single family residential properties and commercial properties. While this represents a concentration of credit risk, the credit losses arising from this type of lending compares favorably with the Bank's credit loss experience on its portfolio as a whole. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

         The financial statements of the Company are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

         Significant estimates are made by management in determining the allowance for possible loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for possible loan losses is dependent, to a great extent, on general and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying values of the real estate assets could differ materially in the near term.

20.      REGULATORY CAPITAL:

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Bank's actual capital amounts and ratios are also presented in the table. There were no deductions for interest-rate risk in 1997 or 1996.

                                                                                                                To Be Well
                                                                                                            Capitalized Under
                                                                                    For Capital             Prompt Corrective
                                                            Actual               Adequacy Purposes          Action Provisions
                                                   ---------------------      ----------------------     -----------------------
                                                      Amount       Ratio         Amount        Ratio        Amount         Ratio
                                                   -----------     -----      ------------     -----     ------------      -----
         As of December 31, 1997:
            Total Capital (to Risk Weighted
                Assets)                            $25,708,738     10.90%     >$18,856,898     >8.0%     >$23,571,123      >10.0%
                                                                              -                -         -                 -
            Tier I Capital (to Risk Weighted
                Assets)                            $23,820,322     10.11%     >$ 9,428,449     >4.0%     >$14,142,674       >6.0%
                                                                              -                -         -                  -
            Tier I Capital (to Averaged
                Assets)                            $23,820,322      6.87%     >$10,398,157     >3.0%     >$17,330,261       >5.0%
                                                                              -                -         -                  -
         As of December 31, 1996:
            Total Capital (to Risk Weighted
                Assets)                            $20,894,512     11.60%     >$14,413,417     >8.0%     >$18,016,772      >10.0%
                                                                              -                -         -                 -
            Tier I Capital (to Risk Weighted
                Assets)                            $19,491,512     10.82%     >$ 7,206,709     >4.0%     >$10,810,063       >6.0%
                                                                              -                -         -                  -
            Tier I Capital (to Averaged
                Assets)                            $19,491,512      7.31%     >$ 8,001,300     >3.0%     >$13,335,500       >5.0%
                                                                              -                -         -                  -

21.      FUTURE ACCOUNTING PRONOUNCEMENTS:

         FAS No. 130, "Reporting Comprehensive Income," establishes new standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-shareholder sources, such as changes in net unrealized securities gains. It includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders. This statement is effective for the Company's fiscal year ending December 31, 1998. Application of this statement will not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

         FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. It requires that financial information be reported on the same basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this statement addresses how financial information is disclosed in annual and interim reports, the adoption will have no material impact on the financial statements. This statement is effective for the Company's fiscal year ending December 31, 1998.

22.      CONDENSED PARENT COMPANY FINANCIAL STATEMENTS:

The condensed financial statements of American Bancshares, Inc., as the parent organization, are presented as follows:

                             CONDENSED BALANCE SHEET

                                                                             December 31,       December 31,
                                                                                 1997               1996
                                                                             -----------        -----------
         Assets:
            Cash                                                             $   373,665        $ 3,392,968
            Premises and equipment                                             2,159,542            682,118
            Prepaid expense                                                      156,874              5,781
            Investment in banking subsidiary                                  24,039,907         19,423,040
            Investment in finance subsidiary                                         100                  0
            Other assets                                                           3,000                  0
                                                                             -----------        -----------
                Total assets                                                 $26,733,088        $23,503,907
                                                                             ===========        ===========

         Liabilities:
                Total liabilities                                            $   653,778        $         0
                                                                             -----------        -----------
         Shareholders' equity:
            Common stock                                                       5,868,530          5,787,791
            Additional paid-in capital                                        15,547,554         15,203,729
            Unrealized gain (loss) on investment securities available
                for sale, net                                                    139,808            (90,951)
            Retained earnings                                                  4,523,418          2,603,338
                                                                             -----------        -----------
                Total shareholders' equity                                    26,079,310         23,503,907
                                                                             -----------        -----------
                Total liabilities and shareholders' equity                   $26,733,088        $23,503,907
                                                                             ===========        ===========

                        CONDENSED STATEMENT OF OPERATIONS

                                                                       Year Ended        Year Ended
                                                                      December 31,      December 31,
                                                                          1997              1996
                                                                      ------------      ------------
         Equity in undistributed earnings of banking subsidiary        $2,021,108         $852,567
         Operating expense                                               (101,028)         (70,078)
                                                                       ----------         --------
             Net income                                                $1,920,080         $782,489
                                                                       ==========         ========


                        CONDENSED STATEMENT OF CASH FLOWS



                                                                     Year Ended          Year Ended
                                                                    December 31,        December 31,
                                                                        1997                1996
                                                                    -----------         -----------
         Cash flows used in operating activities                    $   398,657         $   (75,859)
                                                                    -----------         -----------
         Cash flows used in investing activities:
            Acquisition of premises and equipment                    (3,842,524)         (4,890,559)
                                                                    -----------         -----------
         Cash flows provided by financing activities:
            Proceeds from sale of common stock (net of stock
               offering costs)                                          424,564           8,359,386
                                                                    -----------         -----------
              Net increase in cash                                   (3,019,303)          3,392,968
              Cash at beginning of year                               3,392,968                   0
                                                                    -----------         -----------
              Cash at end of year                                   $   373,665         $ 3,392,968
                                                                    ===========         ===========

23.      SAIF ASSESSMENT

         On September 30, 1996, a one-time SAIF recapitalization assessment was enacted. The rate was 65.7 cents per $100 on domestic deposits held as of March 31, 1995. The effect on the Bank is a pretax charge of $348,000 on deposits of $52.9 million at March 31, 1995. This amount was paid in November, 1996.

24.      SUBSEQUENT EVENTS:

         MERGER - On March 23, 1998, the Company completed its merger with Murdock Florida Bank, headquartered in Charlotte County, Florida. Under the terms of the merger agreement, each outstanding share of Murdock Florida Bank's common stock was converted into 2.4 shares of the Company's common stock. A total of 924,024 shares of the Company's common stock was issued. At December 31, 1997, Murdock Florida Bank had total assets, deposits, and net interest income of $64 million, $58.2 million, and $2.4 million, respectively. As required by generally accepted accounting principles, the consolidated financial statements included herein have been restated to give retroactive effect to the merger and are considered the historical financial statements of the Company.

ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


GENERAL

         The Company's principal asset is its ownership of the Bank. Accordingly, the Company's results of operations is primarily dependent on the results of the operations of the Bank. The Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer, and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate paid on these balances.

         Net interest income is dependent upon the Bank's interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demands. Additionally, and to a lesser extent, the Bank's profitability is affected by such factors as the level of non-interest income and expenses, the provision for loan losses, and the effective tax rate. Non-interest income consists primarily of loan and other fees and income from the sale of loans, servicing rights, and investment securities. Non-interest expenses consist of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC, expenses of opening branch offices, and other operating expenses.

         The Bank enjoys an excellent reputation in its market areas and strives for quality customer service. During 1997, the Bank opened a new full service branch in Palmetto, Florida. As part of its continued growth, the Bank has obtained approval to open a new full service banking office in Ruskin, Florida located in Hillsborough County. All necessary regulatory approvals were obtained and this new office opened in April 1998.

         This Management's Discussion and Analysis or Plan of Operations discusses material changes in the financial condition of the Company from December 31, 1996 to December 31, 1997, and material changes in the results of operations with respect to the year ended December 31, 1997 compared to the year ended December 31, 1996. This discussion and analysis is intended to assist in understanding the financial condition and results of operation of the Company and the Bank. This section should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information contained herein.

                             RESULTS OF OPERATIONS

         COMPARISON OF FISCAL YEARS ENDED DECEMBER 1997 AND 1996

         For the year ended December 31, 1997, the Company reported net income of $1,920,000, or $0.38 per share, as compared to net income of $782,000 or $.17 per share for 1996. From 1996 to 1997, net interest income increased by $2,248,000 and non-interest income increased by $2,008,000. The increase in non-interest income from 1996 to 1997 is primarily attributable to increases in collection of service charges on deposits of $620,000, credit card merchant fee income of $217,000, and gains on sale of loan servicing of $250,000. These changes contributing to income were offset by increases in start-up costs in the form of general and administrative expenses associated with the opening of a new full service branch in early 1997 and an increase of $406,000 in the provision for loan losses. Management believes the long term benefits associated with the new branch will provide additional income which will contribute to the growth and profitability of the Bank.

         The Company's total assets at December 31, 1997 were $353,901,000, an increase of $80,271,000 or approximately 29% from December 31, 1996. The majority of the increase was invested in loans receivable and in U.S. government agency securities. Asset growth was funded by an increase in deposits from the opening of new branches as well as continued growth at existing branches.

         The Bank's loans at December 31, 1997 totalled $252,991,000, net, or approximately 71% of total assets. Of this total, portfolio loans consisted of $50,104,000 in commercial loans, $61,935,000 in commercial real estate, $54,243,000 in residential real estate, and $48,827,000 in consumer loans, net of deferred costs, and allowance for loan losses of $1,704,000. Loans held for sale were $21,127,000 in residential real estate loans and $18,461,000 in real estate construction loans. The allowance for loan losses increased from $1,761,000 at December 31, 1996 to $2,311,000 at December 31, 1997. The
allowance for loan losses represented approximately 0.91% of total loans, up from 0.89% at December 31, 1996. However, the allowance for loan losses represents 1.07% of portfolio loans at December 31, 1997, as compared to 1.00% at December 31, 1996.

         COMPARISON OF FISCAL YEARS ENDED DECEMBER 1996 AND 1995

         For the year ended December 31, 1996, the Company reported net income of $782,000 or $.17 per share, as compared to net income of $850,000 or $.27 per share for 1995. Per share results reflect the effect of the 67% increase in the weighted average number of shares outstanding resulting from the public offering completed in February 1996. From 1995 to 1996, net interest income increased by $2,093,000 and non-interest income increased by $62,000. The increase in non-interest income from 1995 to 1996 is primarily attributable to increases in collection of service charges on deposits of $155,000, decrease of gains on loans held for sale of $131,000, and increased gains on sale of securities of $65,000. In addition, loan loss provision expense decreased by $187,000 from 1995 to 1996. These changes contributing to income were offset by increases in start-up costs in the form of general and administrative expenses associated with two new full service branches which were opened by the Bank in March and September of 1996. Management believes the long term benefits associated with these two branches will provide additional income which will contribute to the growth and profitability of the Bank.

         The Company's total assets at December 31, 1996 were $273,630,000, an increase of $54,637,000 or approximately 25% from December 31, 1995. This increase was due primarily to the increase in loans originated by the Bank.

         The Bank's loans at December 31, 1996 totalled $195,616,000, net, or approximately 71% of total assets. Of this total, portfolio loans consisted of $41,382,000 in commercial loans, $40,790,000 in commercial real estate, $49,575,000 in residential real estate, and $44,691,000 in consumer loans, net of deferred costs, and allowance for loan losses of $1,174,000. Loans held for sale were $4,335,000 in residential real estate loans and $16,016,000 in real estate construction loans. The allowance for loan losses increased from $1,609,000 at December 31, 1995 to $1,761,000 at December 31, 1996. The
allowance for loan losses represented approximately 0.89% of total loans, down from 1.00% at December 31, 1995.

NET INTEREST INCOME

         Net interest income, which constitutes the principal source of income for the Bank, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest-paying check accounts ("NOW Accounts"), retail savings deposits, and money market accounts. Funds deposited to these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends on the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

         The growth in loans resulted in a steady increase in net interest income during 1997. Net interest income for the year ended December 31, 1997 amounted to $11,715,000 on a $294,634,000 average outstanding balance of interest-earning assets, an increase of $2,254,000 over the $9,466,000 recorded in 1996 on average interest-earning assets of $229,103,000. Interest income from loans during the same period comprised 81.61% and 83.11%, respectively, of the total interest income and earned an average yield of 8.89% and 9.05%, respectively, while interest income from investments and federal funds sold earned an average yields of 6.70% and 6.47%, respectively. Total interest expense for 1997 was $12,917,000 on average outstanding balances of interest-bearing liabilities of $253,255,000 compared to interest expense of $9,965,000 on average interest-bearing liabilities of $196,712,000 for the same period in 1996. The average cost of interest-bearing liabilities for 1997 and 1996 was 5.10% and 5.07%, respectively. The Bank experienced a decrease in the net yield on average earning assets to 3.98% in 1997, from 4.13% in 1996, due in part to a decrease in the average yield on interest-earning assets due to changes in the marketplace.

         The following tables show for each category of interest-earning assets and interest-bearing liabilities, the average amount outstanding, the interest earned or paid on such amount, and the average rate earned or paid for the years ended December 31, 1997, 1996, and 1995. These tables also show the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, and the net yield on average interest-earning assets for the same periods.

           COMPARATIVE AVERAGE BALANCES, INTEREST, AND AVERAGE YIELDS





                                                                        YEARS ENDED DECEMBER 31,
                                     --------------------------------------------------------------------------------------------
                                                1997                             1996                           1995
                                     -----------------------------  -------------------------------  ----------------------------
                                                 INTEREST                       INTEREST                        INTEREST
                                      AVERAGE    INCOME/    YIELD/   AVERAGE     INCOME/     YIELD/   AVERAGE    INCOME/   YIELD/
                                     BALANCE(1)  EXPENSE     RATE   BALANCE(1)   EXPENSE     RATE    BALANCE(1)  EXPENSE    RATE
                                     ----------  -------    ------  ---------    -------     ------  ----------  -------   ------
Cash and due from banks . . . . . .  $  8,938                       $  7,989                       $  8,179
Bank premises and equipment, net  .     6,869                          5,902                          3,882
Other assets  . . . . . . . . . . .     4,438                          2,335                          1,570
                                     --------                       --------                       --------
   Total non-interest earning
      assets                           20,245                         16,226                         13,631
                                     --------                       --------                       --------

INTEREST-EARNING ASSETS:
Federal funds sold and other
   interest-earning assets  . . . .     9,459   $   535     5.66%      5,842       336     5.75%      5,113        285     5.57%
Investment securities (2) . . . . .    58,119     3,996     6.88      44,898     2,945     6.56      38,271      2,449     6.40
Loans, net (3)(4) . . . . . . . . .   227,056    20,101     8.89     178,363    16,150     9.05     145,674     13,092     8.99
                                     --------   -------     ----    --------   -------     ----    --------    -------     ----
Total interest-earning
   assets/interest/income
   average rates paid . . . . . . .   294,634   $24,632     8.36%    229,103    19,431     8.48%    189,058    $15,826     8.37%
                                     --------   =======     ====    --------   =======     ====    --------    =======     ====
Total assets  . . . . . . . . . . .  $314,879                       $245,329                       $202,689
                                     ========                       ========                       ========

Other liabilities . . . . . . . . .  $ 40,351                       $ 27,082                       $ 20,234
                                     --------                       --------                       --------
Total non-interest bearing
   liabilities  . . . . . . . . . .    40,351                         27,082                         20,234
                                     --------                       --------                       --------

INTEREST-BEARING LIABILITIES:
NOW . .   . . . . . . . . . . . . .    22,901       433     1.89%     19,161       368     1.92%     15,636        338     2.16%
Money market  . . . . . . . . . . .    59,466     2,773     4.66      36,692     1,719     4.68      32,371      1,457     4.50
Savings . . . . . . . . . . . . . .    12,773       304     2.38      12,682       312     2.46      13,193        331     2.51
Time. . . . . . . . . . . . . . . .   137,986     8,395     6.08     117,407     7,075     6.03      99,887      5,962     5.97
                                     --------   -------     ----    --------   -------     ----    --------    -------     ----
   Total interest-bearing deposits.   233,126    11,905     5.11     185,942     9,474     5.10     161,087      8,088     5.02
Securities sold under agreement
   to repurchase  . . . . . . . . .    14,374       653     4.54       8,628       352     4.08       7,123        293     4.11
Federal funds purchased . . . . . .        77         4     5.19          47         3     6.38         630         37     5.87
FHLB advances . . . . . . . . . . .     5,678       355     6.25       2,095       136     6.49         691         34     4.92
                                     --------   -------     ----    --------   -------     ----    --------    -------     ----
Total interest-bearing liabilities/
     interest expense/average
     rate paid  . . . . . . . . . .   253,255    12,917     5.10%    196,712     9,965     5.07%    169,531      8,452     4.99%
                                     --------   =======     ====    --------   =======     ====    --------    =======     ====

Total liabilities . . . . . . . . .   293,606                        223,794                        189,765
Shareholders' equity  . . . . . . .    21,273                         21,535                         12,924
                                     --------                       --------                       --------
   Total liabilities and
       shareholders' equity . . . .  $314,879                       $245,329                       $202,689
                                     ========                       ========                       ========
Net interest income . . . . . . . .             $11,715                        $ 9,466                         $ 7,374
                                                =======                        =======                         =======
Net yield on average earning
     assets (5) . . . . . . . . . .                         3.98%                          4.13%                           3.90%
                                                            ====                           ====                            ====


--------------
(1)     Average balances represent the average daily balance year to date.
(2) Principally taxable. The yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity.
(3)     Non-accruing loans included in computation of average balance.
(4) Interest income on loans includes fees of $352,000 in 1997, $525,000 in 1996, and $131,000 for 1995.
(5) The net yield on average earning assets is the net interest income divided by average interest-earning assets.

         The effect on interest income, interest expense, and net interest income for the periods indicated, of changes in average balance and rate, is shown below for the Bank. The effect of a change in average balance has been determined by applying the average rate at the year-end for the earlier period to the change in average balance at the year-end for the later period. Changes resulting from average balance/rate variances are included in changes resulting from volume.

                         RATE/VOLUME INTEREST ANALYSIS

                                                                          YEAR ENDED
                                         -------------------------------------------------------------------------------
                                                1997 COMPARED TO 1996                     1996 COMPARED TO 1995
                                               INCREASE (DECREASE) DUE                   INCREASE (DECREASE) DUE
                                                    TO CHANGE IN:                             TO CHANGE IN:
                                         -------------------------------------     -------------------------------------
                                         AVERAGE      AVERAGE      TOTAL             AVERAGE     AVERAGE    TOTAL
                                         VOLUME (1)    RATE        CHANGE            VOLUME (1)    RATE     CHANGE
                                         ----------   ------       ------            ----------   -----     ------
                                                                   (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
   Federal funds sold   . . . . . .     $  208       $  (9)      $  199              $   41     $   10      $   51
   Investment securities  . . . . .        867         184        1,051                 424         72         496
   Loans, net (2)   . . . . . . . .      4,409        (458)       3,951               2,938        120       3,058
                                        ------       ------      ------              ------     ------      ------
     Total interest income  . . . .     $5,484       $(283)      $5,201              $3,403     $  202      $3,605
                                        ======       ======      ======              ======     ======      ======

INTEREST BEARING LIABILITIES:
   NOW  . . . . . . . . . . . . . .     $   72       $  (7)      $   65              $   76     $  (46)     $   30
   Money market   . . . . . . . . .      1,067         (13)       1,054                 194         68         262
   Savings  . . . . . . . . . . . .          2         (10)         (8)                 (13)        (6)        (19)
   Time   . . . . . . . . . . . . .      1,240          80        1,320               1,046         67       1,113
                                        ------       -----       ------              ------     ------      ------
     Total interest on deposits   .      2,381          50        2,431               1,303         83       1,386

Securities sold under agreement to
   repurchase and borrow funds  . .        427          94          521                 100         27         127
                                        ------       -----       ------              ------     ------      ------
     Total interest expense   . . .      2,808         144        2,952               1,403        110       1,513
                                        ======       =====       ======              ======     ======      ======

     Change in net interest income      $2,676       $(427)      $2,249              $2,000     $   92      $2,092
                                        ======       =====       ======              ======     ======      ======


-------------

(1) Non-accruing loans are excluded form the average volumes used in calculating this table.
(2)  Includes loan fees of 352,000 in 1997 and 525,000 in 1996.

PROVISION FOR LOAN LOSSES

         For the year ended December 31, 1997, $921,000 was recorded to the loan loss provision, compared to the $514,654 recorded to the provision during the year ended 1996.

         The targeted level of loan loss allowance is based on management's continual review of the loan portfolio. Management reviews the loan by type and nature of collateral and establishes an appropriate provision for loan losses based upon industry standards, management's experience, historical charge-off experience, the present and prospective financial condition of specific borrowers, industry concentrations within the loan portfolio, size of the credit, existence and quality of any collateral, profitability, and general economic conditions. The Bank has experienced relative low delinquency and default rates in its portfolio due in part to adherence to established underwriting guidelines. Management believes the allowance for loan losses is adequate based on its assessment of the risks of loan defaults. However, the Bank intends to review its allowance for loan losses on a monthly basis and to provide increases in the allowance, if necessary, based on the results of this review.

         The total allowance for loan losses increased from $1,761,000 in 1996 to $2,311,000 in 1997. During 1997, the Bank experienced $471,000 in charge-offs and $101,000 in recoveries on previously charged-off loans. As of December 31, 1997, the Bank had $986,000 of loans in non-accrual status. The year end 1997 and 1996 allowance for loan losses reflect the growth in the Bank's loan portfolio and management's philosophy of maintaining adequate loan loss allowances.

         Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Bank's nonperforming or performing loans.

NON-INTEREST INCOME

         For the years ended December 31, 1997 and 1996, non-interest income totalled $4,156,000 and $2,148,000, respectively, an increase of approximately 93%. During 1997, service fees on customer deposits contributed $1,812,000, mortgage banking operations, including broker loan fees, gains on sale of loans and servicing rights, contributed $1,198,000, fees on credit card merchant services contributed $479,000 gains from sales of securities contributed $145,000, and other income increased to $337,000. For the year ended 1996, mortgage banking operations contributed $547,000, service fees on customer deposits $1,192,000, fees on credit card merchant services $262,000, and miscellaneous other income $249,000. This increase reflects the Company's increase in its mortgage banking operations through its acquisition of DesChamps in early 1997, a full year of credit card merchant service fees in 1997 versus a partial year in 1996 and continued sales of both its mortgage loans held for sale and the mortgage servicing rights.

NON-INTEREST EXPENSE

         Non-interest expense for the years ended December 31, 1997 and 1996, totaled $11,912,000 and $9,856,000, respectively, substantially all of which was general and administrative expenses. The increase in non-interest expense is due primarily to the opening of the new full service banking office in Palmetto replacing the prior drive-thru facility located there, additional lending staff, and additional support staff for backroom operations and the related costs associated with these areas. For the years ended December 31, 1997 and 1996, general and administrative expenses were 3.78% and 4.02%, respectively, of average assets. The largest component, salaries and employee benefits, amounted to $5,181,000, or 43%, and $4,361,000, or 44%, respectively, of total other expenses for the years ended 1997 and 1996. Management continuously monitors general and administrative expenses and the efficiency ratio to maintain non-interest expenses at a level within industry standards.

INCOME TAX EXPENSE

         For the year ended December 31, 1997, an income tax provision totaling $1,117,000 was recorded, compared to a $461,000 provision for the year ended 1996 as a result of increased earnings during the 1997 period. The effective tax rate was 37% for the years ended 1996 and 1997.

ASSET/LIABILITY MANAGEMENT

         One of the Bank's primary objectives is to control fluctuations in net interest income caused by changes in interest rates. To manage interest rate risk, the Bank's Board of Directors has established interest rate risk policies and procedures which delegate to the Asset/Liability Management Committee ("ALCO") the responsibility to monitor and report on interest rate risk, devise strategies to manage interest rate risk, monitor loan origination and deposit activity, and approve all pricing strategies.

         The management of interest rate risk is one of the most significant factors affecting the Bank's ability to achieve future earnings. The principal measure of the Bank's exposure to interest rate risk is the difference between interest rate sensitive assets and liabilities for the periods being measured, commonly referred to as the "gap" for such period. An asset or liability is considered interest rate sensitive if it will reprice or mature within the time period being analyzed. Controlling the maturity or repricing of an institution's liabilities and assets in order to minimize interest rate risk is commonly referred to as gap management. A gap is considered positive when the amount of interest rate assets exceed the amount of interest rate sensitive liabilities. When the opposite occurs, the gap is considered to be negative. During periods of increasing interest rates, negative gap would tend to adversely affect income while a positive gap would tend to result in net interest income. During periods of decreasing interest rates, the inverse would tend to occur. If the maturities of interest rate sensitive assets and liabilities were equally flexible and moved concurrently, the impact of any material or prolonged increase or decrease in interest rates or net interest income on existing assets or liabilities would be minimal. It is common to focus on the one year gap, which is the difference between the dollar amount of assets and the dollar amount of liabilities maturing or repricing within the next twelve months.

         ALCO uses an external asset/liability modeling service to analyze the Bank's current financial position and develop strategies prior to implementation. The systems attempt to simulate the Bank's asset and liability base and project future operating results under several interest rate and spread assumptions.

         Under asset/liability management guidelines, the Bank's policy is to maintain a cumulative one-year gap of no more than 15% of total assets, primarily by managing the maturity distribution of its investment portfolio and emphasizing loan originations tied to interest sensitive indices.
Additionally, the Bank has joined the FHLB to enhance its liquidity position and provide the ability to utilize fixed rate advances to improve the match between interest-earning assets and interest-bearing liabilities in certain periods.

         The Bank's cumulative one year gap at December 31, 1997 was a negative $53,639,000 (or -15.16%, expressed as a percentage of total assets). This represents a significant shift from the positive cumulative one year gap at December 31, 1996 of $7,750,000. This $45,889,000 shift is reflected primarily in the $32,000,000 increase in certificates of deposits which mature in 1 year or less and the increase in NOW and money market accounts of $21,000,000. Management believes its negative gap position is mitigated by its $86,000,000 in NOW and money market accounts, the majority of which it considers to be core deposits.

         The following table presents the interest rate-sensitive assets and liabilities of the Bank at December 31, 1997, which are expected to mature or are subject to repricing in each of the time periods indicated. The tables may not be indicative of the Bank's rate sensitive position at other points in time. The balances have been derived based on the financial characteristics of the various assets and liabilities. Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than their scheduled maturity dates. Fixed rate loans are shown in the periods in which they are scheduled to be repaid. Repricing of time deposits is based on their scheduled maturities. Deposits without a stated maturity are shown as repricing within ninety (90) days.

           INTEREST RATE SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1997

                                                                                  TERM TO REPRICING
                                                     -----------------------------------------------------------------------
                                                               90-180  181 DAYS    1-2     2-3      3-4      4+
                                                     90 DAYS    DAYS  TO 365 DAYS YEARS   YEARS   YEARS    YEARS       TOTAL
                                                     -------   ------ ----------- -----   -----   -----    -----       -----
                                                                                (DOLLARS IN THOUSANDS)
Federal funds sold  . . . . . . . . . . . . . . .     5,120        0        0        0        0        0         0      5,120
Interest-bearing due from banks . . . . . . . . .     3,727        0        0        0        0        0         0      3,727
Fixed rate loans  . . . . . . . . . . . . . . . .    36,047   11,624    6,658    8,505   17,982   21,484    53,661    155,961
Variable rate loans . . . . . . . . . . . . . . .    55,613   12,293   15,046    4,176    4,848      941     5,819     98,736
Treasuries  . . . . . . . . . . . . . . . . . . .         0        0    1,002    2,032    1,005        0         0      4,039
Governmental agencies . . . . . . . . . . . . . .         0      500      923    4,082    5,084    7,237    43,926     61,752
State and municipal . . . . . . . . . . . . . . .         0        0      501      663        0        0         0      1,164
Federal Home Loan Bank Stock  . . . . . . . . . .     1,709        0        0        0        0        0         0      1,709
                                                    -------  -------  -------  -------  -------  -------   -------    -------
    Total interest-earning assets . . . . . . . .   102,216   24,417   24,130   19,458   28,919   29,662   103,406    332,208

NOW . . . . . . . . . . . . . . . . . . . . . . .    24,390        0        0        0        0        0         0     24,390
Money market  . . . . . . . . . . . . . . . . . .    61,998        0        0        0        0        0         0     61,998
Savings . . . . . . . . . . . . . . . . . . . . .     8,543      199      397      645      645      422     2,407     13,258
Certificates/IRS's<$100,000 . . . . . . . . . . .    22,783   17,623   34,506   29,760    9,812   20,941     7,631    143,056
Certificates/IRS's>$100,000 . . . . . . . . . . .     3,916    2,336    5,183    2,976      584      930         0     15,925
Securities sold under agreements to repurchase  .    17,528        0        0        0        0        0         0     17,528
Federal Home Loan Bank advances . . . . . . . . .         0        0    5,000        0        0        0         0      5,000
                                                    -------  -------  -------  -------  -------  -------   -------    -------
Total interest-bearing liabilities  . . . . . . .   139,158   20,158   45,086   33,381   11,041   22,293    10,038    281,155
                                                    -------  -------  -------  -------  -------  -------   -------    -------
Interest sensitivity gap  . . . . . . . . . . . .   (36,942)   4,259  (20,956) (13,923)  17,878    7,369    93,368     51,053
                                                    =======  =======  =======  =======  =======  =======   =======    =======
Cumulative gap  . . . . . . . . . . . . . . . . .   (36,942) (32,683) (53,639) (67,562) (49,684) (42,315)   51,053
                                                    =======  ======== =======  =======  =======  =======   =======
Cumulative gap ratio  . . . . . . . . . . . . . .     73.45%   79.49%   73.76%   71.59%   80.03%   81.38%   118.17%
                                                    =======  =======  =======  =======  =======  =======   =======
Cumulative gap as a percentage of total assets  .    -10.44%   -9.24%  -15.16%  -19.09%  -14.04%  -11.96%    14.43%
                                                    =======  =======  =======  =======  =======  =======   =======


                              FINANCIAL CONDITION

LENDING ACTIVITIES

         The Bank offers a broad range of personal and business loans and mortgage loan products. The Bank aggressively pursues quality indirect lending through local automobile dealerships, small to medium sized commercial business loans, and direct residential loans. Also, through its Mortgage Banking Division, the Bank has focused efforts on residential loan originations that can be sold in the secondary market while it retains or packages for sale the servicing rights. The Mortgage Banking Division of the Bank maintains relationships with correspondent lenders throughout the State of Florida, ensuring continued lending efforts without a concentration in any one area. Management believes this to be a prudent practice in the mortgage banking area as it minimizes risks associated with the localized economic downturns. The Mortgage Banking Division originates primary construction-to-permanent financing loans, which are considered to have less risk of nonpayment than construction only financings.

  In addition, with its acquisition of DesChamps &
Gregory Mortgage Company, Inc., a Bradenton based residential mortgage brokerage company, in early 1997, the Bank also increased its origination of residential mortgage loans in Manatee and Sarasota counties.

         LOAN PORTFOLIO COMPOSITION. At December 31, 1997, total loans included portfolio loans of approximately $213.4 million, net, and loans held for sale of approximately $39.6 million. Total loans represent approximately 71% of the Bank's total assets. Management's objective is to maintain its one-to-four family residential and construction loans at 30% of total loans. At December 31, 1997, approximately 37%, or $93.8 million, of its total loans were in one-to-four family residential and construction loans, including approximately $21.1 million in mortgage loans held for sale and $18.5 million of construction loans held for sale. The remainder of the Bank's loans included in its loan portfolio was commercial and commercial real estate loans of $112 million and consumer and other loans of $48.8 million.

         The following table summarizes the composition of Bank's loan portfolio (excluding loans held for sale) by type of loan on the dates indicated.


                                                                         YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------------------------------------
                                                 1997            1996               1995            1994              1993
                                         ---------------  ---------------    --------------- ---------------    ---------------
                                           AMOUNT     %     AMOUNT     %       AMOUNT     %    AMOUNT     %       AMOUNT     %
                                         ---------   ---  ---------   ---    ---------   --- ---------   ---    ---------   ---
                                                                         (DOLLARS IN THOUSANDS)
TYPE OF LOAN:
  Residential mortgage (1)  . . . . . . $  54,243   25.2%  $ 49,575   28.1%  $ 46,032   33.1% $ 37,041   34.2%  $ 37,551   41.0%
  Commercial (2)  . . . . . . . . . . .   112,039   52.1     82,172   46.6     61,064   43.8    46,774   43.2     39,826   43.4
  Consumer and other loans (3)  . . . .    48,827   22.7     44,691   25.3     32,169   23.1    24,479   22.6     14,300   15.6
                                        --------- ------   --------  -----   --------  -----  --------  -----   -------   -----
    Total loans   . . . . . . . . . . . $ 215,109  100.0%  $176,438  100.0%  $139,265  100.0% $108,294  100.0%  $ 91,677  100.0%
                                                  ======             =====             =====            =====             =====

LESS:
  Allowance for loan losses . . . . . .    (2,311)           (1,761)           (1,609)          (1,374)           (1,191)
  Net deferred costs (fees) . . . . . .       607               588               430              450               (49)
                                        ---------          --------           -------          -------          --------
    Total loans, net  . . . . . . . . . $ 213,405          $175,265          $138,086         $107,370          $ 90,437
                                        =========          ========          ========         ========          ========

------------

(1) Substantially all single family loans. Real estate construction loans are included in loans held for sale.
(2) Commercial consists of commercial real estate and other commercial loans.
(3) Includes consumer installment loans.


         LOAN MATURITY SCHEDULE. The following table sets forth the maturities of loans outstanding as of December 31, 1997.

                                                                            AT DECEMBER 31, 1997
                                                            --------------------------------------------------
                                                                            DUE AFTER 1
                                                               DUE IN 1      YEAR BUT     DUE AFTER
                                                             YEAR OR LESS  BEFORE 5 YEARS  5 YEARS     TOTAL
                                                            -------------  -------------- ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)

1-4 Family Residential  . . . . . . . . . . . . . . .       $  12,143     $  11,189    $  26,335   $  49,667
Other loans collateralized by real estate . . . . . .          10,198        24,587       22,874      57,659
Commercial and consumer loans . . . . . . . . . . . .          38,761        56,520       12,502     107,783
                                                            ---------     ---------    ---------   ---------
    Total loans (1) . . . . . . . . . . . . . . . . .       $  61,102     $  92,296    $  61,711   $ 215,109
                                                            =========     =========    =========   =========

---------------
(1) Excluding deferred fees, allowance for loan losses, and loans held for sale.

         SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES. The following table sets forth as of December 31, 1997, the dollar amounts of loans due after one year which had predetermined interest rates and loans due after one year which had floating or adjustable interest rates.

                                                                                        DOLLAR AMOUNT OF LOANS
                                                                                     ----------------------------
                                                                                           DECEMBER 31, 1997
                                                                                     -----------------------------
                                                                                         (DOLLARS IN THOUSANDS)
Type of Interest Rate:
    Predetermined rate, maturity greater than one year  . . . . . . . . . . . .          $   102,076
    Floating or adjustable rate due after one year  . . . . . . . . . . . . . .               51,931
                                                                                         -----------
        Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $   154,007
                                                                                         ===========


LOAN CLASSIFICATION

         Management seeks to maintain a level of high quality assets through conservative underwriting and sound lending practices. Management intends to follow this policy even though it may result in foregoing the funding of higher yielding loans. Approximately 44% of the Bank's loan portfolio, including loans held for sale, is collateralized by first liens on primarily owner-occupied residential homes which have historically carried a relatively low credit risk. The Bank also maintains a commercial real estate portfolio comprised primarily of owner-occupied commercial businesses. The Bank has experienced low delinquency and default rates since opening in 1989.

         In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk types of lending and additional precautions have been taken when such loans are made in order to reduce the Bank's risk of loss. Generally, construction loans present a higher degree of risk to a lender depending upon, among other things, whether the borrower has permanent financing at the end of the loan period, whether the project is an income producing transaction in the interim, and the nature of changing economic conditions including changing interest rates. While there is no assurance that the Bank will not suffer losses on its construction loans or its commercial real estate loans, management believes that it has reduced the risks associated therewith because, among other things, primarily all such loans relate to owner-occupied projects where the borrower has demonstrated to the Bank's management that its business will generate sufficient income to repay the loan. The Bank primarily enters into agreements with individuals who are familiar to Bank personnel, are residents of the Bank's primary market area and are believed by management to be good credit risks.

         Commercial and financial loans also entail certain risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, since their repayment is usually dependent upon the successful operation of the commercial enterprise, they also are subject to adverse conditions in the economy. Commercial loans are generally riskier than residential mortgages because they are typically made on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or guarantor to repay. Further, the collateral underlying commercial loans may depreciate over time, and occasionally cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

         While there is no assurance that the Bank will not suffer any losses on its construction loans or its commercial real estate loans, management believes that it has reduced the risks associated therewith because, among other things, substantially all of such loans relate to owner-occupied projects, projects where the borrower has received permanent financing commitments from which the Bank will be repaid, and projects where the borrower has demonstrated to management that its business will generate sufficient income to repay the loan.

         In addition to maintaining high quality assets, management attempts to limit the Banks' risk exposure to any one borrower or borrowers with similar or related entities. As of December 31, 1997, the Bank has extended credit in excess of $1.3 million to 20 borrowers.

         Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. The Company, on a routine basis, evaluates these concentrations for purposes of policing its concentrations and to make necessary adjustments in its lending practices that most clearly reflect the economic times, loan to deposit ratios, and industry trends. As of December 31, 1997, total loans to any particular group of customers engaged in similar activities or having similar economic characteristics did not exceed 10% of total loans.

         The Board of Directors of the Bank concentrates its efforts and resources, and that of its senior management and lending officials, on loan review and underwriting procedures. The Bank utilizes the services of an independent consultant to perform periodic loan documentation and compliance reviews as well as deposit and operations compliance reviews. Internal controls include a loan review specialist employed by the Bank, who performs on-going reviews of new and existing loans to monitor documentation and ensure the existence and valuations of collateral. Senior loan officers of the Bank have established a review process with the objective of quickly identifying, evaluating, and initiating necessary corrective action for substandard loans. The goal of the loan review process is to address the watch list, and substandard and non-performing loans as early as possible. Combined, these components are integral elements of the Bank's loan program which has resulted in its loan portfolio performance to date. Nonetheless, management maintains a cautious outlook in anticipating the potential effects of uncertain economic conditions (both locally and nationally) and the possibility of more stringent regulatory standards.

         Loans, including impaired loans, are generally classified by the Bank as non-accrual loans if they are past due as to maturity or payment of principal or interest for a period of more than ninety days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as a non-accrual loan. Loans that are on a current payment status or past due less than ninety days may also be classified as non-accrual if repayment in full of principal and/or interest is in doubt.

         While a loan is classified as non-accrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a non-accrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for credit losses until prior charge-offs have been fully recovered.

         As of December 31, 1997, the Bank had 23 loans on non-accrual status totaling $986,000, or 0.46% of total loans. As of December 31, 1997, the Bank had other real estate owned ("OREO") of approximately $364,000 represented by four loans collateralized by single family residences. The Bank has not acquired any other real estate owned by means of foreclosure.

         In addition, the Bank performs ongoing reviews of its new and existing loans to identify, evaluate, and initiate corrective action for substandard loans. As of December 31, 1997, the Bank has identified 134 loans to 79 borrowers to be monitored on its watch list and substandard list of loans, representing aggregate borrowings of approximately $8,739,000. Of this aggregate amount, management has assessed the maximum risk of loss to be $1,616,000 based on management's assessment of the ability of such borrowers to comply with their present loan repayment terms and assuming that the collateral for such loans must be liquidated. These loans have been considered by management in its assessment of the allowance for loan losses and none of these borrowers have failed to comply with their present loan repayment terms.

         The following table sets forth certain information, as of the date indicated, regarding non-accrual loans, restructured loans and loans 90 days or more past due.

                                                                  AT DECEMBER 31,
                                                   ----------------------------------------------
                                                    1997       1996     1995       1994     1993
                                                   ------     ------   ------     -----    ------
                                                               (DOLLARS IN THOUSANDS)
NON-ACCRUAL LOANS:
   Residential mortgage . . . . . . . .             762        934       130       685       280
   Commercial and commercial
          real estate . . . . . . . . .             153        133     1,017       341     1,137
   Consumer . . . . . . . . . . . . . .              71         67        96        71         4
      Total non-accrual loans . . . . .             986      1,134     1,243     1,097     1,421
   Total non-performing loans (1) . . .             687        227         0         0         0
   Restructured loans . . . . . . . . .              22         24         0         0         0


---------
(1) Accruing loans which are contractually past due 90 days or more as to principal or interest.


         The Bank has experienced relatively low default rates and low delinquency as a percent of total loans. As of December 31, 1997, the total amount of loans over 30, 60, and 90 days past due totalled $3,495,000, $762,340, and $67,620 (or 1.62%, 0.35% and 0.03% of total loans, respectively).
The approximate amount of interest on non-accrual loans which would have been recorded as income under the original terms was $42,000 and $60,000 for the fiscal years ended December 31, 1997 and 1996, respectively. The amount of interest income collected on non-accrual loans, that was included in net income for the year ended December 31, 1997 was approximately $25,600. At December 31, 1997 the amount of interest income accrued on loans contractually past due 90 days or more was approximately $4,500.

ALLOWANCE FOR CREDIT LOSSES

         In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, the Bank's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality.

         Management continues to actively monitor the Bank's asset quality and to charge-off loans against the allowance for credit losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. The Bank increased its allowance to $2,311,000 as of December 31, 1997, reflecting management's intent to maintain the level of the Bank's allowance for credit losses at a level management believes to be adequate to cushion it against the reasonably expected economic conditions. Excluding loans held for sale of $39,588,000 at December 31,

1997, the allowance for loan losses represented 1.07% of portfolio loans held as of such date. Total loan charge-offs for the fiscal year ended December 31, 1997 were approximately $471,000 with recoveries on previously charged-off loans of approximately $100,000.

         The Bank's allowance for loan losses at December 31, 1996 amounted to $1,761,000 (or 0.89% of total loans). Excluding loans held for sale of $20,351,000 at December 31, 1996, the allowance for loan losses represented 1.0% of portfolio loans as of December 31, 1996. Total loan charge-offs for the year ended December 31, 1996 were $412,000, with recoveries on previously charged-off loans totalling $49,000.

         The Bank increased the allowance to $1,761,000 at December 31, 1996, reflecting the growth in the loan portfolio and management's assessment of risks inherent in the loan portfolio.

         The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated.



                                                                            YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------------------
                                                             1997         1996       1995       1994       1993
                                                          ----------   ----------  --------   ---------  --------
                                                                           (DOLLARS IN THOUSANDS)
Total loans at end of period (1)  . . . . . . . .         $ 215,109    $ 176,438  $ 139,265  $ 108,294   $  91,677
                                                          =========    =========  =========  =========   =========
Allowance at beginning of period  . . . . . . . .         $   1,761    $   1,609  $   1,374  $   1,191   $   1,021
                                                          ---------    ---------  ---------- ----------  ----------
Loans charged-off during the period . . . . . . .              (471)        (412)      (534)      (165)       (595)
Recoveries of loans previously charged-off  . . .               100           49         67         57          55
                                                          ---------    ---------  ---------  ---------   ---------
Net loans charged-off during the period . . . . .              (371)        (363)      (467)      (108)       (540)
                                                          ---------    ---------  ---------  ---------   ---------
Provisions charged to income  . . . . . . . . . .               921          515        702        291         710
                                                          ---------    ---------  ---------  ---------   ---------
Allowance at end of period  . . . . . . . . . . .         $   2,311    $   1,761  $   1,609  $   1,374   $   1,191
                                                          =========    =========  =========  =========   =========
Ratio of net charge-offs to
   average loans outstanding  . . . . . . . . . .              0.21%        0.23%      0.37%     0.14%        0.69%
                                                          =========    =========  =========  ========    =========
Allowance as a percentage of total loans  . . . .              1.07%        1.00%      1.16%     1.27%        1.30%
                                                          =========    =========  =========  ========    =========

--------------

(1)    Excludes loans held for sale.

         The following table sets forth a breakdown of the allowance for credit losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of an allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.


                                                                          AT DECEMBER 31,
                                       ----------------------------------------------------------------------------------
                                             1997             1996           1995             1994              1993
                                       ----------------- -------------- ---------------- ---------------   ---------------
                                                 % OF            % OF             % OF            % OF               % OF
                                               LOANS TO        LOANS TO         LOANS TO        LOANS TO           LOANS TO
                                                 TOTAL          TOTAL            TOTAL            TOTAL             TOTAL
                                       AMOUNT   LOANS   AMOUNT  LOANS   AMOUNT   LOANS   AMOUNT   LOANS    AMOUNT   LOANS
                                                                  (DOLLARS IN THOUSANDS)
Residential mortgage (1)  . . .        $  773   25.2%  $  615    28.1%  $  468    33.1%  $  463   34.2%    $  422    41.0%
Commercial and commercial
    real estate . . . . . . . .           861   52.1      773    46.6      630    43.8      512   43.2        469    43.4
Consumer loans  . . . . . . . .           641   22.7      342    25.3      233    23.1      251   22.6        235    15.6
Unallocated . . . . . . . . . .            36    0.0       31     0.0      278     0.0      148    0.0         65     0.0
                                       ------  -----   ------   -----   ------   -----   ------  -----     ------   -----
    Total allowance for
       loan losses  . . . . . .        $2,311  100.0%  $1,761   100.0%  $1,609   100.0%  $1,374  100.0%    $1,191   100.0%
                                       ======  =====   ======   =====   ======   =====   ======  =====     ======   =====


-------

(1) No allowance has been allocated to real estate construction since the amount such loans held in the Bank's loan portfolio at the periods indicated was not material.

         The measurement of impaired loans is based on the fair value of the loan's collateral. The measurement of non-collateral dependent loans is based on the present value of expected future cash flows discounted at the historical effective interest rate. The components for the allowance for credit losses are as follows:

                                                    DECEMBER 31,
                                            ----------------------------
                                                1997          1996
                                            ------------  -------------
Impaired loans  . . . . . . . . . . . . .  $  246,000    $  331,400
Other . . . . . . . . . . . . . . . . . .   1,135,000       668,600
                                           ----------    ----------
                                           $1,381,000    $1,000,000
                                           ==========    ==========


INVESTMENT ACTIVITIES

         At December 31, 1997 and 1996, the Bank's investment portfolio totalled $68,664,000 and $43,509,000, respectively. The investment portfolio consists of U.S. Treasury and federal agency securities, municipal bonds, and FHLB stock. Maturities range from three months to fifteen years with a portfolio average maturity of approximately 5 years.

         The following table summarizes the Bank's investment portfolio as of the dates indicated.

                        INVESTMENT SECURITIES PORTFOLIO

                                                                                 AT DECEMBER 31,
                                                                     ---------------------------------------
                                                                       1997           1996            1995
                                                                     ---------      ---------     ----------
                                                                         (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE (1):

  U.S. Treasury Securities  . . . . . . . .                            4,039           7,424          13,114
  U.S. Government Agencies  . . . . . . . .                           55,847          22,080          13,120
  State and Municipal   . . . . . . . . . .                            1,164           1,034           1,160
                                                                    --------        --------        --------
     Total Debt Securities  . . . . . . . .                           61,050          30,538          27,394

  FHLB Stock (restricted)   . . . . . . . .                            1,709           1,075             490
  Mortgage-Backed Securities  . . . . . . .                            5,905          11,895          11,963
  Other Investments   . . . . . . . . . . .                                0               0               0
                                                                    --------        --------        --------
     Total available for sale . . . . . . .                           68,664          43,508          39,847
                                                                    ========        ========        ========


--------------

(1)  Carried at estimated market value.

         The following table summarizes the Bank's securities (excluding the restricted FHLB Stock and mortgage-backed securities) by maturity and weighted average yields at December 31, 1997. Yields on tax exempt securities are stated at their nominal rates and have not been adjusted for tax rate differences.


                                                     AFTER ONE YEAR  AFTER FIVE YEARS
                                                       BUT WITHIN      BUT WITHIN
                                  WITHIN ONE YEAR      5 YEARS         10 YEARS       AFTER 10 YEARS      TOTAL
                                  ---------------   -------------    ---------------   --------------   -------------
                                  AMOUNT    YIELD   AMOUNT  YIELD    AMOUNT   YIELD    AMOUNT  YIELD    AMOUNT  YIELD
                                 --------  -------  ------  -----    ------   ------   ------  -----    -----   -----
AT DECEMBER 31, 1997:
  U.S. Treasury securities  . . .$  1,003   5.19% $  2,516   5.31%  $   520    6.38% $    0    0.00%  $ 4,039    5.40%
  U.S. Government agencies  . . .   1,096   5.24%   18,099   6.35%   34,654    6.93%  1,998    7.39%   55,847    6.71%
  State and municipals  . . . . .     501   5.75%        0   0.00%      514    8.66%    149    5.40%    1,164    6.69%
                                 --------  -----  --------  -----   -------   -----  ------   -----   -------   -----
    Total Debt  . . . . . . . . .$  2,600   5.31% $ 20,615   6.20%  $35,688    6.94% $2,147    7.21%  $61,050    7.18%
                                 ========  =====  ========  =====   =======   =====  ======   =====   =======   =====



DEPOSIT ACTIVITIES AND OTHER SOURCE OF FUNDS

         GENERAL. Deposit accounts are the primary source of funds of the Bank for use in lending and other investment purposes. In addition to deposits, the Bank draws funds from interest payments, loan principal payments, loan and security sales, and funds from operations (including various types of loan fees). Scheduled loan payments of principal and interest are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. The Bank and the Company may use borrowings on a short-term basis if necessary to compensate for reductions in the availability of other sources of funds, or borrowings may be used on a longer term basis for general business purposes.

         DEPOSIT ACTIVITIES. Deposits are attracted principally from within the Bank's primary market area through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, savings accounts, certificates of deposit (including jumbo certificates in denominations of $100,000 or more), and retirement savings plans. Total deposits were $302,746,000 at December 31, 1997, compared to $232,433,000 at December 31, 1996. The introduction of new products and the continued focus on quality customer service have contributed to strong deposit growth. The Bank continues to develop consumer and commercial deposit relationships through referrals and additional contacts within its market area. As of December 31, 1997 and December 31, 1996, jumbo certificates accounted for $36,170,000 and $24,702,000, respectively, of the Bank's deposits. The Bank has not aggressively attempted to obtain large denomination, high interest-bearing certificates except to address a particular funding need. In an effort to fund the rapid growth of the loan volume originated by the Mortgage Banking Division during the fourth quarter of 1994, the Bank offered a five year certificate of deposit and money market product at above market rates at that time. In addition, in an effort to fund strong loan demand during 1996, the Bank offered a five year certificate and money market product at above market rates at that time. Although all of such deposits were originated within the Bank's market area and substantially all were not jumbo products, the regulators required the Bank to classify these deposits as brokered deposits because the rate exceeded 75 basis points over the then existing market rate.

         Maturity terms, service fees, and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

         DEPOSIT FLOWS AND AVERAGE BALANCE AND RATES. The following table sets forth the average balance and weighted average rates for the Bank's categories of deposits for the period indicated.

                                                              AT DECEMBER 31,
                            ------------------------------------------------------------------------------------
                                      1997                        1996                       1995
                            ---------------------------  -------------------------  ----------------------------
                            AVERAGE   AVERAGE    % OF    AVERAGE  AVERAGE    % OF    AVERAGE     AVERAGE   % OF
                            BALANCE    RATE    DEPOSITS  BALANCE   RATE    DEPOSITS  BALANCE      RATE   DEPOSITS
                            -------  -------   --------  -------  -------  --------  -------     ------  --------
                                                         (DOLLARS IN THOUSANDS)
Non-interest checking .    $ 38,753    0.00%      14%   $ 25,787     0.00%    12%    $ 20,178    0.00%     11%
Interest checking and
  money market  . . . .      82,367    3.90%      30      55,853     3.74%    26       48,007    3.74%     26
Savings . . . . . . . .      12,773    2.38%       5      12,682     2.46%     6       13,193    2.50%      7
Certificates of deposit     137,986    6.08%      51     117,407     6.03%    56       99,887    5.97%     55
                            -------            -----    --------             ---      -------             ---
    Total   . . . . . .    $271,879              100%   $211,729             100%    $181,265             100%
                            =======             ====    ========             ===     ========             ===


         CERTIFICATES OF DEPOSIT. At December 31, 1997, certificates of deposit represented approximately 52.5% of the Bank's total deposits, as compared to 53.8% of total deposits at December 31, 1996. The Bank does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of the Company. Management believes that substantially all of the Bank's depositors are residents, either full or part time, in its primary market area.

         The following table summarizes the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity at December 31, 1997.

                                                                                              AT DECEMBER 31,
                                                                                           ---------------------
                                                                                                  1997
                                                                                           ----------------------
MATURITY PERIOD                                                                            (DOLLARS IN THOUSANDS)
---------------
Less than three months  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $  6,486
Over three months through six months  . . . . . . . . . . . . . . . . . . . . . . .              5,197
Over six months through twelve months . . . . . . . . . . . . . . . . . . . . . . .             10,208
Over twelve months  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             14,279
                                                                                              --------
                                                                                              $ 36,170
                                                                                              ========


         DEPOSIT ACTIVITY. The following table sets forth the deposit flows of the Bank during the periods indicated.


                                                                          YEARS ENDED DECEMBER 31,
                                                                   ---------------------------------------
                                                                      1997            1996          1995
                                                                    --------       ---------      --------
                                                                             (DOLLARS IN THOUSANDS)
Net increase before interest credited . . . . .                    $ 58,717        $ 38,800      $ 15,645
Net credited  . . . . . . . . . . . . . . . . .                      11,596           6,906         5,474
                                                                   --------        --------      --------
   Net deposit increase   . . . . . . . . . . .                    $ 70,313        $ 45,706      $ 21,119
                                                                   ========        ========      ========


         BORROWINGS. The Bank has borrowed funds during the past to fund short-term cash requirements. None of such funds were used to fund loan activity. In the future, if there are periods when the supply of funds from deposits cannot meet the demand for loans, the Bank has the ability to seek a portion of the needed funds through loans (advances) from the FHLB of Atlanta where the Bank currently has a $25 million line of credit. As of December 31, 1997, $5 million has been borrowed on the line and $20 million remained available for future use.

         In addition, the Company has obtained a $5 million Commercial Revolving Line of Credit (the "Credit Line") from Barnett Banks, N.A. South Florida (now Nationsbank, N.A.). Although this credit facility will be used in part to fund the construction of the Company's new administrative offices, the Company may utilize the credit facility for other general corporate purposes as its Board of Directors or management shall determine from time to time. This Credit Line is collateralized with the all of the capital stock of the Bank. Interest is calculated quarterly on either a one or three month LIBOR plus 175 basis points. After two years the loan is converted into a ten-year term note with a five-year balloon payment. See "Item 6. Management's Discussion and Analysis or Plan of Operation - Recent Developments -- Administrative Offices".

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity is defined as the ability of the Company and the Bank to generate sufficient cash to fund current loan demand, deposit withdrawals, other cash demands and disbursement needs, and otherwise to operate on an ongoing basis. The Bank's principal sources of funds are deposits, principal and interest payments on loans, sale of loans, interest on investments, the sale of investments, and capital contributions from the Company. During 1997, the Company received $70.3 million from deposit growth, $18.0 million for the sale of investments, and $14.0 million from maturing investments. In addition, the Bank also has the ability to borrow from the FHLB to supplement its liquidity needs. At December 31, 1997, the Bank had outstanding borrowings of approximately $5 million under its line of credit with the FHLB. The Company's liquidity needs and funding are provided through the sale of its equity securities and through borrowings from a nonaffiliated correspondent bank. As of December 31, 1997, the Company had drawn approximately $500,000 under the $5 million Credit Line.

         At December 31, 1997, shareholders' equity was approximately $26,079,000, or 7.37% of total assets, as compared to $23,504,000 at December 31, 1996, or 8.59% of total assets. At December 31, 1997 and December 31, 1996, respectively, the Company's Tier I leverage ratio was 7.28% and 7.30%, the Tier I risk-based capital ratio was 9.81% and 9.27% and the total risk-based capital ratio was 10.67% and 10.09%, all in excess of FDIC guidelines for a "well capitalized" bank.

         At December 31, 1997 and December 31, 1996, the liquidity ratio of the Company was 35.79% and 31.95%, respectively, well in excess of regulatory requirements.

         Management believes that there are adequate funding sources to meet its future liquidity needs for the foreseeable future. Primary among these funding sources are the repayment of principal and interest on loans, the renewal of time deposits, and the growth in the deposit base. Management does not believe that the terms and conditions that will be present at the renewal of these funding sources will significantly impact the Company's operations, due to its management of the maturities of its assets and liabilities.
However, in order to finance the continued growth of the Bank at current levels, additional funds may be necessary in order to provide sufficient capital to fund loan growth. In this regard, the Company is considering and evaluating a variety of additional sources of funds, including other debt financing vehicles, sales of equity securities, and other financing alternatives. In particular, the Company is considering the possible issuance of junior subordinated debentures to a trust to be formed by it for the sole purpose of issuing trust preferred securities to investors, the proceeds of which will be invested in such junior subordinated debentures. There can be no assurance that the Company will be able to obtain such additional financing, if needed, or, if available, that it can be obtained on terms favorable to the Company.

RETURN ON EQUITY AND ASSETS

         The following table sets forth certain selected performance ratios of the Bank for the periods indicated:

                                                                               AT DECEMBER 31,
                                                                ---------------------------------------------
                                                                   1997            1996              1995
                                                                -----------     ------------      ------------
                                                                          (DOLLARS IN THOUSANDS)
Return on average assets  . . . . . . . . . . . . . . . .             .61            .32              .42
Return on average equity  . . . . . . . . . . . . . . . .            9.03           3.63             6.58
Dividend payout ratios                                              not             not              not
                                                                 applicable     applicable       applicable
Average equity to average assets  . . . . . . . . . . . .            6.76           8.76             6.38


RECENT DEVELOPMENTS

         ADMINISTRATIVE OFFICES. On March 25, 1997, the Company purchased approximately 2 acres of land located adjacent to the Bank's main office for the purpose of constructing administrative offices. To the extent not utilized by the Company, management expects to lease space to the Bank and possible other subsidiaries and other unrelated businesses. This new facility will total approximately 30,000 square feet with a construction cost of approximately $2.5 million. On October 30, 1997, the Company obtained the $5 million Credit Line from Barnett Banks, N.A. South Florida. The proceeds from this facility will be applied, in part, to fund the construction the Company's new administrative offices, as well as other general corporate purposes as shall be determined from time to time by the Board of Directors of the Company or its management.

         FINANCE COMPANY. The Company has completed the organization and formation of the Finance Company, hired employees to work at the Finance Company upon commencement of operations, and has filed all necessary license applications with the relevant regulatory authorities. The Company believes that it has all necessary licenses to commence the operations of the Finance Company. During the second quarter of 1998, the Bank extended a $2.4 million loan to the Finance Company in order to provide the Finance Company with the funds necessary to commence its operations. Any such loan will be made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated parties. Upon the closing of the loan transaction, the Finance Company will commence operations.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related financial data presented herein concerning the Company have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of the Company than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

FEDERAL AND STATE TAXATION

         Federal Income Taxation. Although a bank's income tax liability is determined under provisions of the Code, which is applicable to all taxpayers or corporations, Sections 581 through 597 of the Code apply specifically to financial institutions.

         The two primary areas in which the treatment of financial institutions differ from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions.

         State Taxation. The Company files state income tax returns in Florida. Florida taxes banks under primarily the same provisions as other corporations. Generally, state taxable income is calculated under applicable Code sections with some modifications required by state law.

FUTURE ACCOUNTING REQUIREMENTS

         The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes new standards for reporting and disclosure of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-shareholder sources, such as changes in net unrealized securities gain. It includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders. This statement is effective for the Company's fiscal year ending December 31, 1998. Application of this statement will not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

         The FASB also has issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. It requires that financial information be reported on the same basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the financial statements. This statement is effective for the Company's fiscal year ending December 31, 1998.

YEAR 2000 COMPLIANCE

         The Bank utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Bank's third-party data processing vendor and purchased software which is run on in-house computer networks. In 1997, the Bank initiated a review and assessment of all hardware and software to confirm that it will function properly in the year 2000. To date, those vendors which have been contacted have indicated that their hardware or software is or will be Year 2000 compliant in time frames that meet regulatory requirements. The costs associated with the compliance efforts are not expected to have significant impact on the Bank's ongoing results of operations.